MASTERWORKS

# AVAILABLE NOW



**Yayoi Kusama**

*Fish (1995)*

23.5%
Similar Auction Sales
(04-25)

2 Exits
on past Kusama
paintings

*Past results not indicative of future returns*

**INVEST NOW**

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